Exhibit 99.1

Kaiser Aluminum Corporation Reports

Fourth Quarter and Full Year 2025 Financial Results

Fourth Quarter 2025 Highlights:

o
Net Sales $929 Million; Conversion Revenue $365 Million
o
Net Income $28 Million; Net Income per Diluted Share $1.68
o
Adjusted Net Income $26 Million; Adjusted Net Income per Diluted Share $1.53
o
Adjusted EBITDA $88 Million; Adjusted EBITDA Margin 24.1%
o
Declared Quarterly Dividend of $0.77

Full Year 2025 Highlights:

o
Net Sales $3.37 Billion; Conversion Revenue $1.45 Billion
o
Net Income $113 Million; Net Income per Diluted Share $6.77
o
Adjusted Net Income $100 Million; Adjusted Net Income per Diluted Share $6.03
o
Adjusted EBITDA $310 Million; Adjusted EBITDA Margin 21.3%
o
Net Debt Leverage Ratio Improved to 3.4x

FRANKLIN, Tenn., February 18, 2026 - Kaiser Aluminum Corporation (NASDAQ: KALU) (the "Company" or "Kaiser"), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high strength, packaging, general engineering, and automotive extrusions end market applications, today announced fourth quarter and full year 2025 results. Fourth quarter 2025 net sales of $929 million increased approximately 21% year-over-year with net income of $28 million or $1.68 per diluted share. Full year 2025 net sales of $3.37 billion increased approximately 12% year-over-year with net income of $113 million or $6.77 per diluted share.

Management Commentary

“Our fourth quarter performance reflected a year of consistent execution, marking our fifth consecutive quarter ahead of internal expectations and full year results that exceeded our 2025 outlook,” said Keith A. Harvey, Chairman, President and Chief Executive Officer. “Metal pricing remained a favorable tailwind, and despite non-recurring costs primarily associated with our new roll coat line and Phase VII planned outage, we delivered record full year adjusted EBITDA of $310 million with an adjusted EBITDA margin above 21%. We entered 2026 with a solid foundation, clear visibility into our end markets, and the capacity to capture the benefits from our recent major investments. We remain focused on cost reductions in manufacturing and operations and deleveraging our balance sheet while delivering meaningful value for our customers and shareholders in the year ahead.”

Fourth Quarter and Full Year 2025 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price, and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024[1] (As Adjusted)	2025	2024[1] (As Adjusted)
Shipments (millions of lbs.)	274	292	1,108	1,172

Net sales	$929	$765	$3,373	$3,024
Less: Hedged Cost of Alloyed Metal[2]	(564)	(407)	(1,920)	(1,568)
Conversion revenue	$365	$358	$1,453	$1,456

Realized price per pound ($/lb.)
Net sales	$3.39	$2.62	$3.04	$2.58
Less: Hedged cost of alloyed metal	(2.06)	(1.39)	(1.73)	(1.34)
Conversion revenue	$1.33	$1.23	$1.31	$1.24

As reported
Operating income	$61	$39	$189	$112
Net income	$28	$20	$113	$66
Net income per share, diluted[3]	$1.68	$1.21	$6.77	$4.02

Adjusted[4]
Operating income	$57	$37	$188	$125
EBITDA[5,7]	$88	$67	$310	$241
EBITDA margin[6]	24.1%	18.6%	21.3%	16.6%
Net income	$26	$18	$100	$60
EPS, diluted[3]	$1.53	$1.11	$6.03	$3.67

1.
Adjusted to reflect the retrospective change in inventory valuation methodology from last in, first out ("LIFO") to weighted average costs ("WAC") for certain inventories.
2.
Hedged Cost of Alloyed Metal for the quarters ended December 31, 2025 and December 31, 2024 included $575.5 million and $409.0 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized gains upon settlement of $11.6 million and $2.0 million in the quarters ended December 31, 2025 and December 31, 2024, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income. Hedged Cost of Alloyed Metal for the years ended December 31, 2025 and December 31, 2024 included $1,946.8 million and $1,567.6 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized gains (losses) upon settlement of $27.0 million and ($0.2) million in the years ended December 31, 2025 and December 31, 2024, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income.
3.
Diluted shares for EPS are calculated using the two-class method.
4.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
5.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
6.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.
7.
Includes favorable metal price lag of approximately $29.0 million and approximately $14.0 million for the quarters ended December 31, 2025 and December 31, 2024, respectively, and favorable metal price lag of approximately $93.0 million and approximately $45.0 million for the years ended December 31, 2025 and December 31, 2024, respectively. Metal price lag represents management’s estimate of the financial impact resulting from the timing difference between aluminum prices included within Hedged Cost of Alloyed Metal and the weighted average market price for aluminum during the period, based on the Midwest Transaction Price, multiplied by our shipment volume during the periods. Metal price lag will generally increase our earnings in times of rising primary aluminum prices and decrease our earnings in times of declining primary aluminum prices.

 Please refer to GAAP financial statements, totals may not sum due to rounding.

Fourth Quarter 2025 Financial Highlights

Net sales for the fourth quarter 2025 increased to $929 million compared to $765 million in the prior year period, driven primarily by an increase in average realized sales price. The increase in average selling price reflects a 48% increase in the Hedged Cost of Alloyed Metal, a direct pass through as a function of contracted selling price. Shipments for the fourth quarter 2025 improved 1% sequentially from the third quarter 2025 as the Company ramped up operations following the planned outage at its Trentwood facility in support of the Phase VII expansion and continued to benefit from improved coated packaging shipments at Warrick. These gains were partially offset by normal seasonality in the general engineering end market. Shipments for the fourth quarter 2025 decreased 6% year-over-year, primarily due to continued commercial aerospace OEM destocking and the slower than anticipated ramp up of the new coating line in the Company's packaging operations.

Conversion Revenue for the fourth quarter 2025 was $365 million, reflecting a 2% increase compared to the prior year period, primarily due to lower aerospace shipments from the Company's Trentwood facility, which was more than offset by improved product mix in its Packaging end market.

Full Year 2025 Financial Highlights

Net sales for the full year 2025 increased to $3.37 billion compared to $3.02 billion in the prior year period, driven primarily by an increase in average realized sales price. The increase in average selling price reflects a 29% increase in the Hedged Cost of Alloyed Metal, a direct pass through as a function of contracted selling price. Shipments for the full year 2025 decreased 5% year-over-year, primarily due to commercial aerospace OEM destocking, the impact of the planned outage in connection with the Phase VII investment at the Trentwood facility, and the slower than anticipated ramp up of the new coating line in the Company's packaging operations.

Conversion Revenue for the full year 2025 was $1.45 billion, relatively flat compared to the prior year period. The following table provides the Company's Shipments and Conversion Revenue information (in millions of dollars, except shipments and Conversion Revenue per pound) by end market applications:

	Quarter Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
Aero/HS Products:
Shipments (mmlbs)	46.8		60.6		204.8		245.2
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$213.0	$4.55	$223.3	$3.68	$837.8	$4.09	$883.0	$3.60
Less: Hedged Cost of Alloyed Metal	(103.6)	(2.21)	(91.6)	(1.51)	(381.2)	(1.86)	(353.5)	(1.44)
Conversion Revenue	$109.4	$2.34	$131.7	$2.17	$456.6	$2.23	$529.5	$2.16

Packaging:
Shipments (mmlbs)	145.1		153.5		560.5		592.7
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$440.6	$3.04	$330.9	$2.16	$1,489.6	$2.66	$1,260.9	$2.13
Less: Hedged Cost of Alloyed Metal	(291.9)	(2.02)	(206.2)	(1.35)	(946.0)	(1.69)	(770.9)	(1.30)
Conversion Revenue	$148.7	$1.02	$124.7	$0.81	$543.6	$0.97	$490.0	$0.83

GE Products:
Shipments (mmlbs)	58.6		55.5		247.5		228.7
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$200.0	$3.41	$151.8	$2.74	$759.2	$3.07	$618.1	$2.70
Less: Hedged Cost of Alloyed Metal	(120.3)	(2.05)	(77.9)	(1.41)	(428.4)	(1.73)	(305.3)	(1.33)
Conversion Revenue	$79.7	$1.36	$73.9	$1.33	$330.8	$1.34	$312.8	$1.37

Automotive Extrusions:
Shipments (mmlbs)	23.5		21.6		95.4		101.4
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$75.4	$3.21	$56.6	$2.61	$286.4	$3.00	$251.9	$2.48
Less: Hedged Cost of Alloyed Metal	(48.1)	(2.05)	(29.7)	(1.36)	(164.2)	(1.72)	(132.2)	(1.30)
Conversion Revenue	$27.3	$1.16	$26.9	$1.25	$122.2	$1.28	$119.7	$1.18

Other Products:
Shipments (mmlbs)	—		1.1		—		4.3
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$—	$—	$2.8	$2.55	$—	$—	$10.1	$2.35
Less: Hedged Cost of Alloyed Metal	—	—	(1.6)	(1.46)	—	—	(5.9)	(1.37)
Conversion Revenue	$—	$—	$1.2	$1.09	$—	$—	$4.2	$0.98

Total:
Shipments (mmlbs)	274.0		292.3		1,108.2		1,172.3
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$929.0	$3.39	$765.4	$2.62	$3,373.0	$3.04	$3,024.0	$2.58
Less: Hedged Cost of Alloyed Metal[1]	(563.9)	(2.06)	(407.0)	(1.39)	(1,919.8)	(1.73)	(1,567.8)	(1.34)
Conversion Revenue	$365.1	$1.33	$358.4	$1.23	$1,453.2	$1.31	$1,456.2	$1.24

1.
Hedged Cost of Alloyed Metal for the quarters ended December 31, 2025 and December 31, 2024 included $575.5 million and $409.0 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized gains upon settlement of $11.6 million and $2.0 million, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income. Hedged Cost of Alloyed Metal for the years ended December 31, 2025 and December 31, 2024 included $1,946.8 million and $1,567.6 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized gains (losses) upon settlement of $27.0 million and ($0.2) million, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income.

Cash Flow and Liquidity

Adjusted EBITDA of $310 million reported in the full year 2025 and cash on hand funded $168 million of working capital, $137 million of capital investments, $50 million of interest payments, and $51 million of cash returned to stockholders through quarterly dividends. As of December 31, 2025, the Company's net debt leverage ratio improved to 3.4x from 4.3x at December 31, 2024.

As of December 31, 2025, the Company had total liquidity of $547 million, consisting of cash and cash equivalents of $7 million and borrowing availability under the Company's Revolving Credit Facility of $540 million. There were $22 million of outstanding borrowings under the Revolving Credit Facility as of December 31, 2025.

On January 13, 2026, the Company announced the declaration of a quarterly cash dividend of $0.77 per share, which was paid on February 13, 2026 to stockholders of record as of the close of business on January 23, 2026.

2026 Outlook

For the full year 2026, the Company expects to improve Conversion Revenue by 5% to 10% and Adjusted EBITDA by 5% to 15% year-over-year, primarily due to strengthening operational performance with metal assumptions that are closely aligned with current market futures curves.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, February 19, 2026, at 10:00 am (Eastern Time); 9:00 am (Central Time); 7:00 am (Pacific Time), to discuss its fourth quarter and full year 2025 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813 and accessed internationally at (201) 689-8573. The conference call ID number is 13758263. A link to the simultaneous webcast can be accessed on the Company’s website at https://investors.kaiseraluminum.com. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, and automotive extrusions. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are Conversion Revenue, Adjusted operating income, Adjusted EBITDA, Adjusted net income, and Adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, sourcing strategies, process and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) the execution and timing of strategic investments; (c) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, tariffs, cyclicality, reshoring, labor challenges, supply interruptions, scrap availability and pricing, customer operation disruptions, customer inventory imbalances and supply chain issues and other conditions that impact demand drivers in the aerospace/high strength, packaging, general engineering, and automotive extrusions end markets we serve; (d) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (e) changes or shifts in defense spending due to competing national priorities; (f) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (g) developments in technology; (h) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (i) new or modified statutory or regulatory requirements; (j) the successful integration of the acquired operations and technologies; (k) stakeholder, including regulator and customer, views regarding the Company's sustainability goals and initiatives and the impact of factors outside of the Company's control on such goals and initiatives; and (l) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2024; and (m) the completion of the audit of the Company's financial statements for the period ended December 31, 2025. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(949) 614-1769

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Income1

(In millions of dollars, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024[2] (As Adjusted)	2025	2024[2] (As Adjusted)
Net sales	$929.0	$765.4	$3,373.0	$3,024.0
Costs and expenses:
Cost of products sold, excluding depreciation and amortization	805.6	669.5	2,930.6	2,666.6
Depreciation and amortization	30.9	29.6	122.5	116.4
Selling, general, administrative, research and development	31.9	27.8	129.2	120.8
Restructuring costs	—	—	1.9	7.6
Other operating charges, net	—	—	—	0.4
Total costs and expenses	868.4	726.9	3,184.2	2,911.8
Operating income	60.6	38.5	188.8	112.2
Other (expense) income:
Interest expense	(14.0)	(10.4)	(50.1)	(43.7)
Other (expense) income, net	(3.1)	0.4	11.3	19.5
Income before income taxes	43.5	28.5	150.0	88.0
Income tax provision	(15.3)	(8.7)	(37.5)	(22.3)
Net income	$28.2	$19.8	$112.5	$65.7
Net income per common share:
Basic	$1.73	$1.23	$6.96	$4.08
Diluted[3]	$1.68	$1.21	$6.77	$4.02
Weighted-average number of common shares outstanding (in thousands):
Basic	16,208	16,089	16,169	16,069
Diluted[3]	16,754	16,386	16,622	16,319

1.
Please refer to the Company's Form 10-K for the year ended December 31, 2025 for detail regarding the items in the table.
2.
Adjusted to reflect the retrospective change in inventory valuation methodology from LIFO to WAC for certain inventories.
3.
Diluted shares for EPS are calculated using the two-class method for the quarters and years ended December 31, 2025 and December 31, 2024.

Summary of Cash Flows - Consolidated1

(In millions of dollars)

	Year Ended December 31,
	2025	2024[2] (As Adjusted)
Total cash provided by (used in):
Operating activities	$111.4	$167.1
Investing activities	$(77.8)	$(174.6)
Financing activities	$(44.6)	$(55.3)

1.
Please refer to the Company's Form 10-K for the year ended December 31, 2025 for detail regarding the items in the table.
2.
Adjusted to reflect the retrospective change in inventory valuation methodology from LIFO to WAC for certain inventories.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets1

(In millions of dollars, except share and per share amounts)

	As of December 31, 2025	As of December 31, 2024[2] (As Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$7.0	$18.4
Receivables:
Trade receivables, net	395.2	319.7
Other	28.1	22.2
Contract assets	63.4	73.4
Inventories	725.2	601.9
Prepaid expenses and other current assets	42.6	39.0
Total current assets	1,261.5	1,074.6
Property, plant and equipment, net	1,145.2	1,161.2
Operating lease assets	22.4	27.2
Deferred tax assets, net	0.2	4.0
Intangible assets, net	41.0	45.5
Goodwill	18.8	18.8
Other assets	75.7	78.6
Total assets	$2,564.8	$2,409.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$274.6	$266.9
Accrued salaries, wages and related expenses	61.3	54.3
Other accrued liabilities	91.3	79.3
Total current liabilities	427.2	400.5
Long-term portion of operating lease liabilities	21.7	25.2
Pension and OPEB	73.4	71.4
Deferred tax liabilities	75.4	44.1
Long-term liabilities	81.4	84.0
Long-term debt, net	1,059.6	1,041.6
Total liabilities	1,738.7	1,666.8
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2025 and December 31, 2024; no shares were issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2025 and December 31, 2024; 23,045,729 shares issued and 16,210,443 shares outstanding at December 31, 2025; 22,931,184 shares issued and 16,095,898 shares outstanding at December 31, 2024	0.2	0.2
Additional paid in capital	1,132.5	1,117.0
Retained earnings	142.5	81.3
Treasury stock, at cost, 6,835,286 shares at both December 31, 2025 and December 31, 2024	(475.9)	(475.9)
Accumulated other comprehensive income	26.8	20.5
Total stockholders' equity	826.1	743.1
Total liabilities and stockholders' equity	$2,564.8	$2,409.9

1.
Please refer to the Company's Form 10-K for the year ended December 31, 2025 for detail regarding the items in the table.
2.
Adjusted to reflect the retrospective change in inventory valuation methodology from LIFO to WAC for certain inventories.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024[1] (As Adjusted)	2025	2024[1] (As Adjusted)
GAAP net income	$28.2	$19.8	$112.5	$65.7
Interest expense	14.0	10.4	50.1	43.7
Other expense (income), net	3.1	(0.4)	(11.3)	(19.5)
Income tax provision	15.3	8.7	37.5	22.3
GAAP operating income	60.6	38.5	188.8	112.2
Mark-to-market gain[2]	—	(2.2)	—	—
Restructuring costs	—	—	1.9	7.6
Non-cash asset impairment charge	—	—	—	0.4
Other operating NRR (gain) loss[3,4]	(3.7)	0.7	(3.0)	4.4
Operating income, excluding operating NRR items	56.9	37.0	187.7	124.6
Depreciation and amortization	30.9	29.6	122.5	116.4
Adjusted EBITDA[5,8]	$87.8	$66.6	$310.2	$241.0

GAAP net income	$28.2	$19.8	$112.5	$65.7
Operating NRR items	(3.7)	(1.5)	(1.1)	12.4
Non-operating NRR items[6]	0.7	(0.5)	(14.3)	(19.6)
Tax impact of above NRR items	0.6	0.3	3.3	1.5
Adjusted net income	$25.8	$18.2	$100.4	$60.2

Net income per share, diluted[7]	$1.68	$1.21	$6.77	$4.02
Adjusted earnings per diluted share[7]	$1.53	$1.11	$6.03	$3.67

1.
Adjusted to reflect the retrospective change in inventory valuation methodology from LIFO to WAC for certain inventories.
2.
Mark-to-market gain on derivative instruments represents the gain on non-designated commodity hedges. Adjusted EBITDA reflects the impact realized upon settlement.
3.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
4.
Other operating NRR items primarily represent the impact of adjustments to legacy environmental accruals and (gains) losses on the disposition of operating property, plant and equipment.
5.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
6.
Non-operating NRR items typically represent the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost, gains (losses) recorded from the sale of non-operating assets, and gains recorded from business interruption insurance recoveries.
7.
Diluted shares for EPS are calculated using the two-class method.
8.
Includes favorable metal price lag of approximately $29.0 million and approximately $14.0 million for the quarters ended December 31, 2025 and December 31, 2024, respectively, and favorable metal price lag of approximately $93.0 million and approximately $45.0 million for the full years ended December 31, 2025 and December 31, 2024, respectively. Metal price lag represents management’s estimate of the financial impact resulting from the timing difference between aluminum prices included within Hedged Cost of Alloyed Metal and the weighted average market price for aluminum during the period, based on the Midwest Transaction Price, multiplied by our shipment volume during the periods. Metal price lag will generally increase our earnings in times of rising primary aluminum prices and decrease our earnings in times of declining primary aluminum prices.

Totals may not sum due to rounding.